EXHIBIT 5.1 and 23.2

                                Kenneth G. Eade
                           190 N. Canon Drive, Suite 420
                        Beverly Hills, California 90210
                       (310) 275-3055 Fax: (310) 275-3105


                                  August 31, 2007

Board of Directors
Southridge Enterprises, Inc.
3625 N. Hall Street, Suite 900
Dallas, Texas   75129-5106

Gentlemen:

At your request, we have examined the Registration Statement on Form S 8 to be filed by you with the Securities and Exchange Commission on or about September 7, 2007, in connection with the registration under the Securities Act of 1933, as amended, of 7,500,000 shares of the Company's Common Stock, par value .001 (exclusive of any securities associated therewith, the Stock) to be sold by you pursuant to the Company's Year 2007 Employee/Consultant Stock Compensation Plan. (the Plan).

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Plan.

It is our opinion that the 7,500,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provide in the Plan, will be validly issued, fully paid and non assessable. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.

     Very truly yours,


     /s/Kenneth G. Eade
        --------------------------------
        Kenneth G. Eade, Attorney at Law